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                                                                    EXHIBIT 10.6


                      ORTHODONTIC CENTERS OF AMERICA, INC.

                              DOCTORS TRUST PROGRAM





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                      ORTHODONTIC CENTERS OF AMERICA, INC.
                              DOCTORS TRUST PROGRAM


                                    PREAMBLE

         WHEREAS, Orthodontic Centers of America, Inc., a Delaware corporation ("OCA"), OCA Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of OCA ("OCA Merger Sub"), and OrthAlliance, Inc., a Delaware corporation ("OrthAlliance"), are parties to that certain Agreement and Plan of Merger, dated as of May 16, 2001 (the "Merger Agreement"), among such parties, pursuant to which OCA Merger Sub is to merge with and into OrthAlliance, with OrthAlliance thereby becoming a wholly-owned subsidiary of OCA (the "Merger"), subject to various conditions; and

         WHEREAS, OCA desires to establish a program through which OCA may grant the right to purchase shares of its common stock, $.01 par value per share ("OCA Common Stock"), at a fixed price ("Awards") to certain eligible individuals (each such eligible individual, a "Participant") who are OrthAlliance Affiliated Practitioners and who timely execute and deliver an OCA Business Services Agreement (defined below), subject to the terms described herein and completion of the Merger;

         NOW, THEREFORE, OCA hereby establishes the Orthodontic Centers of America, Inc. Doctors Trust Program (the "Program"):

                             ARTICLE I. ELIGIBILITY

         In order for any person to be eligible to be a Participant in the Program, or to be granted an Award or shares of OCA Common Stock under the Program or any Participation Agreement (as defined below), he or she must meet or comply with each of the following:

1.1 Must Be An OrthAlliance Affiliated Practitioner. In order to be a Participant in the Program and to be issued Awards or shares of OCA Common Stock under or pursuant to the Program or any Participation Agreement, a person must be a licensed orthodontist or pediatric dentist who both (i) owns, beneficially and of record, shares of capital stock of, or partnership, membership or other equity interests in, a professional corporation or other professional entity (each, an "OrthAlliance Affiliated PC") that is a party to a written long-term service, management service, consulting or similar long-term agreement with OrthAlliance and/or a subsidiary thereof pursuant to which OrthAlliance and/or its subsidiary is providing business management or consulting services for such Participant's orthodontic or pediatric dental practice in exchange for a consulting or service fee (each an "OrthAlliance Service/Consulting Agreement"), and (ii) is a full-time employee as an orthodontist or pediatric dentist, as applicable, of such OrthAlliance Affiliated PC (each such person, an "OrthAlliance Affiliated Practitioner"). Each Participant must also be a party to a written employment agreement (each, an "Employment Agreement") with his or her respective OrthAlliance Affiliated PC, pursuant to which such Participant provides orthodontic or pediatric dental services as a full-time employee of such OrthAlliance Affiliated PC.

1.2 Must Enter Into New OCA Business Services Agreement. In order to be a Participant in the Program and to be issued any Awards or shares of OCA Common Stock under or pursuant to the Program or any Participation Agreement, an OrthAlliance Affiliated Practitioner must also, along with his or her respective OrthAlliance Affiliated PC, execute and deliver their respective OCA Business Services Agreement (as defined below), prior to the effective date of the Merger. In addition, if such OrthAlliance Affiliated PC is partially owned by one or more other OrthAlliance Affiliated Practitioners, then each of such other OrthAlliance Affiliated Practitioners must also



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execute and deliver their respective OCA Business Services Agreement prior to the effective time of the Merger.

         For purposes of the Program:

         "OCA Business Services Agreement" means a written long-term business services agreement among the OrthAlliance Affiliated Practitioner, his or her respective OrthAlliance Affiliated PC and OrthAlliance (or a subsidiary of OCA), in form and substance satisfactory to OCA and its counsel and based on OCA's form of such agreement (including, without limitation, the service fee, restrictive covenant and termination provisions thereof), which agreement shall be in full force and effect upon and following the effective time of the Merger, and pursuant to which OCA and/or its subsidiary would provide business management or consulting services for such OrthAlliance Affiliated Practitioner's orthodontic or pediatric dental practice in exchange for a consulting or service fee.

         "OrthAlliance Affiliated Practice" means an orthodontic or pediatric dental practice that is owned by the OrthAlliance Affiliated Practitioner or his or her respective OrthAlliance Affiliated PC, and is the subject of an OrthAlliance Service/Consulting Agreement.

1.3 No Litigation, Notice of Termination or Non-Compliance. An OrthAlliance Affiliated Practitioner may not be a Participant in the Program, and will not be issued any Awards or shares of OCA Common Stock under or pursuant to the Program or any Participation Agreement, if:

         (a) Such OrthAlliance Affiliated Practitioner and/or his or her OrthAlliance Affiliated PC is a party to any pending or threatened litigation or other legal proceedings against or involving OrthAlliance, OCA or their subsidiaries. If any such litigation or legal proceedings has been commenced or threatened, such OrthAlliance Affiliated Practitioner may become a Participant only if the same has been dismissed with prejudice or fully withdrawn in a manner acceptable to OCA;

         (b) Such OrthAlliance Affiliated Practitioner and/or his or her OrthAlliance Affiliated PC has threatened or given notice of termination or intention to terminate their respective OrthAlliance Service/Consulting Agreement. If any such notice has been threatened or given, such OrthAlliance Affiliated Practitioner may become a Participant only if the same has been fully withdrawn in a manner acceptable to OCA; and/or

         (c) Such OrthAlliance Affiliated Practitioner and/or his or her OrthAlliance Affiliated PC is in default or breach of, or is not in compliance with, their obligation to pay service or consulting fees under the applicable OrthAlliance Service/Consulting Agreement.

1.4 Must Execute Participation Agreement. In order to be a Participant in the Program and to be issued Awards or shares of OCA Common Stock under or pursuant to the Program or any Participation Agreement, an OrthAlliance Affiliated Practitioner must execute and deliver to OCA, and OCA must have executed and delivered to such OrthAlliance Affiliated Practitioner, a written participation agreement with OCA (each, a "Participation Agreement"), which Participation Agreement shall be in form and substance satisfactory to OCA and its counsel and in full force and effect upon and following the effective time of the Merger, and shall provide for such OrthAlliance Affiliated Practitioner's participation in the Program subject to each of the terms and conditions set forth herein and in such Participation Agreement.

1.5 Conditioned on Completion of the Merger. Participation in the Program, and the issuance of any Awards or shares of OCA Common Stock under or pursuant to the Program or any Participation Agreement, is expressly conditioned upon completion of the Merger pursuant to the Merger Agreement. If the Merger Agreement is voided or terminated (other than upon completion of the Merger), OCA will thereupon and thereafter have no further obligations under the Program or any





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Participation Agreement or otherwise with respect to the Program, any
Participation Agreement and any participation or Awards thereunder, and any and all Awards under and participation in the Program shall thereupon automatically terminate without any obligation or liability on the part of OCA or Affiliate (as defined below) thereof.

                               ARTICLE II. AWARDS

2.1 Participation and Award Grants. Following the effective time of the Merger, each eligible Participant shall be granted an Award that entitles the Participant to purchase shares of OCA Common Stock from OCA, subject to the terms and conditions of the Program, in an amount (rounded to the nearest whole number) equal to the result of:

         (A)      $60,000,

                  DIVIDED BY

         (B) The average closing sales price per share of the OCA Common Stock as reported on the New York Stock Exchange (or other stock exchange or market on which shares of OCA Common Stock are then principally traded) during the 10 trading days immediately prior to the effective date of the Merger.

Such shares of OCA Common Stock would be subject to forfeiture and/or certain restrictions on transfer that are identified in the Program and the Participation Agreement.

2.2 Method of Exercise of Award. An Award may be exercised, if at all, by a Participant at anytime during the two year period ending on and including the second anniversary of the effective date of the Merger, by giving written notice of such exercise to the Chief Financial Officer of OCA and remitting to OCA the first Purchase Price Installment (as defined below) in cash. An Award shall be deemed to be exercised on the date that OCA's Chief Financial Officer receives such written notice of exercise and OCA accepts tender of payment of such Purchase Price Installment. An Award may not be exercised in part or for less than the total number of shares of OCA Common Stock subject to such Award.

2.3 Purchase Price. A Participant who elects to exercise his or her rights under an Award shall purchase the OCA Common Stock identified in the Award for the aggregate purchase price (the "Purchase Price") of $40,000.

2.4 Payment of Purchase Price. The Purchase Price shall be paid by the applicable Participant to OCA in 40 equal quarterly installments of $1,000 over a period of 10 years (each, a "Purchase Price Installment"), without interest. The first Purchase Price Installment shall be due and payable on or before the second anniversary of the effective date of the Merger. Each successive Purchase Price Installment shall be due and payable by the 15th calendar day following the last day of each calendar quarter thereafter, until the Purchase Price is paid in full. Any portion of the Purchase Price that is not previously paid shall be immediately due and payable on the twelfth anniversary of the effective date of the Merger. All payments of the Purchase Price shall be in cash. For convenience, Purchase Price Installments shall be retained by OCA from funds otherwise remittable to the Participant in respect of the applicable OCA Business Services Agreement and collections thereunder; however, payment of the Purchase Price shall be a full recourse obligation of the Participant, and shall not reduce the amount of service, consulting or other fees or reimbursement payable to OCA under or pursuant to such OCA Business Services Agreement. Any Purchase Price Installments or portion thereof that are not paid to OCA when due shall bear interest at the prime rate (as reported in the Wall Street Journal, or if not available, a comparable authoritative source selected by OCA) plus 1.5% per annum until paid in full.




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2.5 Non-Transferability of Right to Purchase Shares. Awards granted under the
Program are not transferable. OCA Common Stock purchased pursuant to an Award is subject to restrictions on transfer that are identified herein.

2.6 Issuance and Delivery of Shares. Shares of OCA Common Stock issued pursuant to the exercise of an Award hereunder shall be issued and delivered to Participants by OCA (or its transfer agent) in equal annual installments following each of the eleventh through seventeenth anniversaries of the effective date of the Merger, with one-seventh of the total number of such shares to be issued following each such anniversary (rounded down to the nearest whole share); provided, however, that no shares of OCA Common Stock shall be issued hereunder unless and until all Purchase Price Installments payable on or prior to such issuance have been paid to OCA in accordance with Section 2.4 above.

2.7 Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to Awards prior to the issuance thereto of shares of OCA Common Stock pursuant to such Award.

2.8 Only Whole Shares. Only whole shares of OCA Common Stock will be issued or awarded under the Program; no fractional shares shall be issued.

                   ARTICLE III. STOCK RIGHTS AND RESTRICTIONS

3.1 Restrictions on Transfer. Prior to the eleventh anniversary of the effective date of the Merger, a Participant may not Transfer (as defined below) any shares of OCA Common Stock acquired pursuant to, through or under an Award or the Program. Beginning on the eleventh anniversary of the Merger, such Participant may Transfer up to one-seventh of the total number of such shares of OCA Common Stock so acquired, and on each of the twelfth through seventeenth anniversaries of the effective date of the Merger, such Participant may Transfer up to an additional one-seventh of the total number of such shares of OCA Common Stock so acquired. Such increments shall be cumulative, so that such Participant may Transfer all of such shares of OCA Common Stock so acquired upon and following the seventeenth anniversary of the effective date of the Merger.

         For purposes of the Program, "Transfer" means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant's lifetime or upon or after the Participant's death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment. Any attempted Transfer in violation of this
Section 3.1 shall be void.

3.2 Events of Forfeiture. Upon the occurrence of any of the following events (each, an "Event of Forfeiture"), any and all unexercised Awards shall be cancelled and forfeited, and any and all shares of OCA Common Stock that have not then been issued to a Participant pursuant to Section 2.6 above, or become eligible for Transfer pursuant to Section 3.1 above, shall be forfeited to OCA and/or shall not be issued, and the related portion of such Award shall be canceled and forfeited:

         (a) The Participant ceases to be employed full-time as an orthodontist or pediatric dentist, as applicable, in his or her OrthAlliance Affiliated Practice prior to the tenth anniversary of the Merger;

         (b) The Participant ceases to own an equity interest in his or her OrthAlliance Affiliated PC prior to the tenth anniversary of the Merger;



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         (c) The Participant's OCA Business Services Agreement terminates, or the Participant ceases to be a party to such OCA Business Services Agreement;

         (d) The Participant and/or his or her OrthAlliance Affiliated PC fail to utilize OCA's proprietary computer software and business systems in connection with the business functions of their OrthAlliance Affiliated Practice; and/or

         (e) The Participant and/or his or her OrthAlliance Affiliated PC fail to comply with OCA's policies, procedures and systems, including a productive working relationship with OCA's corporate office staff and other orthodontists and dental professionals who are affiliated with OCA, fulfil his, her or their financial obligations to OCA or its subsidiaries, or breach such OCA Business Services Agreement.

Upon any such Event of Forfeiture, any Purchase Price Installments theretofore paid to OCA by such Participant shall remain the property of OCA and shall not be returned to such Participant, and any Purchase Price Installments that were due and payable prior to such Event of Forfeiture shall remain due and payable to OCA; however, the Participant shall not be obligated to pay any Purchase Price Installments that first become due and payable after the date of such Event of Forfeiture.

3.3 Retirement After Tenth Anniversary. Notwithstanding the forfeiture provisions of Section 3.2, if, after the tenth anniversary of the effective date of the Merger, a Participant retires from practice as an orthodontist or pediatric dentist, as applicable, by transferring his or her OrthAlliance Affiliated Practice to another orthodontist or pediatric dentist, as applicable, acceptable to OCA who enters into a written agreement with OCA and such Participant acceptable to OCA in which such other orthodontist or pediatric dentist assumes all of the Participant's obligations under the applicable OCA Business Services Agreement, it shall not be deemed to be an Event of Forfeiture with respect to a Pro Rata Amount of Shares (as defined below), and such Pro Rata Amount of Shares shall be issuable as provided in Section 2.6 above and subject to the terms and conditions of the Program (provided, that the Award shall be terminated with respect to the remaining number of shares subject to such Award), if (a) at least through the tenth anniversary of the effective date of the Merger, such Participant remains employed full-time as an orthodontist or pediatric dentist, as applicable, in his or her respective OrthAlliance Affiliated Practice, owns an equity interest in the OrthAlliance Affiliated PC that is a party to the OCA Business Services Agreement, remains a party to an OCA Business Services Agreement, and otherwise complies with the terms and conditions of the Program and the respective Participation Agreement, and (b) such Participant thereafter continues to comply with the provisions of any applicable covenant not to compete or solicit, or other non-competition, non-solicitation and/or confidentiality agreement or provision in or under the applicable OCA Business Services Agreement or otherwise with OCA or its subsidiary (collectively, the "Non-Competition Agreements "). In the event that the Participant breaches any of the Non-Competition Agreements, any and all of such shares of OCA Common Stock that have not then been issued to a Participant pursuant to Section 2.6 above, or become eligible for Transfer pursuant to
Section 3.1 above, shall be forfeited to OCA and/or shall not be issued, and the related portion of such Award shall be canceled and forfeited.

For purposes of the Program, "Pro Rata Amount of Shares" means a number of shares of OCA Common Stock (rounded down to the nearest whole share) which equals the same proportion of the total number of shares of OCA Common Stock issuable to a Participant under or pursuant to his or her Award as the proportion that the aggregate amount of Purchase Price Installments theretofore paid to OCA by such Participant with respect to such shares bears to the total Purchase Price for such shares.



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3.4 Death or Disability. Notwithstanding the forfeiture provisions of Section
3.2, if a Participant dies or becomes disabled (and permanently ceases to practice orthodontics or pediatric dentistry, as applicable), it shall not be deemed to be an Event of Forfeiture with respect to a Pro Rata Amount of Shares, and such Pro Rata Amount of Shares shall be issuable as provided in Section 2.6 above and subject to the terms and conditions of the Program (provided, that the Award shall be terminated with respect to the remaining number of shares subject to such Award), if such Participant thereafter continues to comply with the provisions of any applicable Non-Competition Agreements. In the event that the Participant breaches any of the Non-Competition Agreements, any and all of such shares of OCA Common Stock that have not then been issued to a Participant pursuant to Section 2.6 above, or become eligible for Transfer pursuant to
Section 3.1 above, shall be forfeited to OCA and/or shall not be issued, and the related portion of such Award shall be canceled and forfeited.

3.5 Issuance to Professional Entity. Shares of OCA Common Stock issued under the Program may, if requested in writing to OCA by a Participant, be issued to the Participant's OrthAlliance Affiliated PC, rather than to the individual Participant, if the OrthAlliance Affiliated PC executes and delivers to OCA a Participation Agreement in which it agrees to become bound by, and take such shares subject to, the terms and conditions of the Program (including, without limitation, Sections 3.1 and 3.2), as if such shares were held by such Participant. If the OrthAlliance Affiliated PC is conveyed to a successor orthodontist or pediatric dentist, as applicable, acceptable to OCA and who concurrently enters into a written agreement with OCA and such participant acceptable to OCA in which such successor assumes all of such Participant's obligations under the applicable OCA Business Services Agreement, such conveyance shall not be deemed to be an Event of Forfeiture with respect to shares of OCA Common Stock so issued to such OrthAlliance Affiliated PC (provided, that the applicable Award shall be terminated with respect to any unissued shares subject to such Award), and such shares may continue as an asset of the OrthAlliance Affiliated PC under the ownership of the successor practitioner, and shall be treated for purposes of the Program as if held by the successor practitioner. For purposes of the years of employment or ownership in Sections 3.2(a) and (b) and Section 3.4, such successor practitioner shall be credited with the number of years (or portion thereof) completed by the Participant transferring such OrthAlliance Affiliated PC prior to such transfer.

              ARTICLE IV. ADJUSTMENT UPON CERTAIN CORPORATE CHANGES

4.1 Adjustments to Shares. The number of shares of OCA Common Stock subject to an outstanding Award shall be adjusted as the Committee (as defined below) determines (in its sole discretion) to be appropriate, in the event that:

         (a) OCA or an Affiliate (as defined below) effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

         (b) OCA or an Affiliate engages in a transaction to which section 424 of the Code (as defined below) applies; or

         (c) there occurs any other event which in the judgment of the Committee necessitates such action.

For purposes of the Program:

                  (i) "Affiliate" means a "parent corporation, " as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of OCA.

                  (ii) "Code" means the U.S. Internal Revenue Code of 1986, as amended.



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4.2 No Adjustment upon Certain Transactions. The issuance by OCA of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of OCA convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

                     ARTICLE V. LEGAL COMPLIANCE CONDITIONS

5.1 General. No Award shall be exercisable , no OCA Common Stock shall be issued, no certificates for shares of OCA Common Stock shall be delivered, and no payment shall be made under the Program or any Participation Agreement except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which OCA's shares may be listed. OCA shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of OCA Common Stock for which an Award is exercised may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Award shall be exercisable, no OCA Common Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under the Program or any Participation Agreement until OCA has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

5.2 Representations by Participants. As a condition to the exercise of an Award, OCA may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of OCA, a stop transfer order against any shares of stock may be placed on the official stock books and records of OCA, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for OCA) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate OCA or any Affiliate to undertake registration of options or stock hereunder.

                    ARTICLE VI. ADMINISTRATION AND AMENDMENT

6.1 Administrative Committee. The Program shall be administered by a committee composed of the chief executive officer and chief financial officer of OCA and any other officer of OCA appointed to such committee by the chief executive officer of OCA (the "Committee"). The express grant in the Program of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Program shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to the Program or any Participation Agreement or Award. In addition to all other authority vested with the Committee under the Program, the Committee shall have complete authority to:

         (a) Interpret all provisions of the Program;

         (b) Prescribe the form of any Participation Agreement;

         (c) Make amendments to all Participation Agreements;



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         (d) Adopt, amend, and rescind rules for Program administration; and

         (e) Make all determinations it deems advisable for the administration of the Program.

6.2 Amendment. OCA may amend or terminate the Program at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant's consent.

                         ARTICLE VII. GENERAL PROVISIONS

7.1 Unfunded Program. The Program, insofar as it provides for grants, shall be unfunded, and OCA shall not be required to segregate any assets that may at any time be represented by grants under the Program. Any liability of OCA to any person with respect to any grant under the Program shall be based solely upon contractual obligations that may be created hereunder. No such obligation of OCA shall be deemed to be secured by any pledge of, or other encumbrance on, any property of OCA.

7.2 Rules of Construction. Headings are given to the articles and sections of the Program solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

7.3 Governing Law. The internal laws of the State of Louisiana (without regard to the choice of law provisions of Louisiana) shall apply to all matters arising under the Program, to the extent that federal law does not apply.

7.4 Federal Withholding Tax Requirements. To the extent that withholding is required by law, at the time that an Award is exercised, the Participant shall, upon notification of the amount due, pay to OCA amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to OCA for such requirements.




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         IN WITNESS WHEREOF, the undersigned officer has executed this document effective as of August 6, 2001.


                                    ORTHODONTIC CENTERS OF AMERICA, INC.



                                    By:  /s/ Bartholomew F. Palmisano, Sr.
                                       -----------------------------------------
                                         Bartholomew F. Palmisano, Sr.
                                         Chairman of the Board, President
                                            and Chief Executive Officer




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